Exhibit 10.1
Amendment No. 1 to the
Expense Deferral Agreement

May 9 , 2023

This agreement (the “Amendment”) amends the Expense Deferral Agreement (the “Agreement”), dated as of March 23, 2022, by and between Owl Rock Technology Income Corp. (the “Company”) and Owl Rock Technology Advisors II LLC (the “Adviser”). Capitalized terms that are not defined herein have the meanings ascribed to those terms in the Agreement.

WHEREAS, pursuant to the Agreement, the Adviser has made certain Advance Payments on behalf of the Company;

WHEREAS, pursuant to the Agreement, the Company has agreed to make Advance Repayments upon the occurrence of certain conditions precedent; and

WHEREAS, the parties desire to modify the conditions precedent to the Company making Advance Repayments.

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.The third WHEREAS clause of the Agreement is replaced in its entirety with the following:
WHEREAS, prior to receiving and accepting, in cash, $1.75 billion in Net Subscriptions from the sale of its shares of common stock in the offering (the “First Subscription Condition”), the Company has incurred, and will incur, certain expenses that are not and will not be classified as Organization and Offering Costs (as defined in the Investment Advisory Agreement) and that are not and will not be classified as Expense Payments subject to conditional reimbursement under the ESA (“Other Expenses”); provided, however, that, for purposes of this agreement, Other Expenses shall not include any amounts used to pay any interest expense or shareholder servicing and/or distribution fees of the Company. For purposes of this agreement, “Net Subscriptions” means gross subscriptions from the sale of the Company’s common stock minus gross repurchases made by the Company pursuant to the Company’s tender offer program;
1.Section 1 of the Agreement is replaced in its entirety with the following:
1. Prior to April 30, 2023, the Adviser will incur and pay Other Expenses of the Company on the Company’s behalf (each, an “Advance Payment”), with such Advance Payments to be made on at least a quarterly basis. In making an Advance Payment, the Adviser will designate, as it deems necessary or advisable, what type of expense it is paying (including, whether it is paying organizational or offering expenses). The Adviser will not be obligated to incur or pay Other Expenses after April 30, 2023.
1.Sections 2 of the Agreement are replaced in its entirety with the following:

2. Following the calendar month in which the Company meets the First Subscription Condition, the Company shall repay to the Adviser one-eighteenth (1/18th) of the aggregate amount of Advance Payments made pursuant to this agreement (an “Advance Repayment”).
1.Sections 3 of the Agreement are replaced in its entirety with the following:

Exhibit 10.1
3. After meeting the First Subscription Condition, the Company shall make an Advance Repayment to the Adviser following the calendar month in which the Company received and accepts, in cash, additional Net Subscriptions of $75 million (each such additional $75 million, a “Subsequent Subscription Condition”) since the First Subscription Condition or most recent Subsequent Subscription Condition. The Company will not be required to make any Advance Repayments following the seventeenth (17th) Subsequent Subscription Condition.
1.Section 4 of the Agreement is deleted in its entirety, and Sections 5, 6, and 7 are renumbered to Sections 4, 5, and 6.
2.Section 5 of the Agreement is replaced in its entirety with the following:
4. Upon satisfying the First Subscription Condition and each Subsequent Subscription Condition, the Company’s obligation to make an Advance Repayment shall automatically become a liability of the Company on the last business day of the calendar month in which the First Subscription Condition or any Subsequent Subscription Condition, as applicable, is met, except to the extent the Adviser waives or defers its right to receive any portion or all of such payment.
1.Section 7 of the Agreement is replaced in its entirety with the following:
6. This Agreement may be terminated at any time, without the payment of any penalty, by the Company or the Advisor, with or without notice. This agreement will automatically terminate in the event (i) of the termination of the Investment Advisory Agreement, or (ii) that the board of directors of the Company makes a determination to dissolve or liquidate the Company. Paragraphs 2, 3, and 4 of this Agreement shall survive any termination of this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives as of the date first written above.

OWL ROCK TECHNOLOGY INCOME CORP.

By:

/s/ Bryan Cole
Name: Bryan Cole
Title: Chief Operating Officer

OWL ROCK TECHNOLOGY ADVISORS II LLC

By:

/s/ Alan Kirshenbaum
Name: Alan Kirshenbaum
Title: Chief Operating Officer